Exhibit  99.4

FOR IMMEDIATE RELEASE

PRB ENERGY, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Denver, Colorado — October 13, 2006 — PRB Energy, Inc., (“PRB” or the “Company”) (AMEX:PRB) today announced that its Board of Directors has authorized the repurchase of up to 10%, or approximately 750,000 shares, of the Company’s outstanding common stock.  The stock repurchase authorization is effective immediately and continues through the end of 2006.  The repurchases will be made from time to time in open market or in negotiated transactions in such amounts as determined in the discretion of the Company’s management and will be funded out of working capital.  All purchases at prices below the Company’s per share book value will be accretive.

Robert W. Wright, Chairman & CEO stated, “Our Board of Directors believes that the recent trading price of our common stock does not adequately reflect the Company’s present net asset value and strong prospects for growth in revenue and cash flow in the future.  We believe that, based on current market prices, the repurchase program is a good investment of our available funds.”

PRB is an oil and gas exploration and development company operating in the Rocky Mountain States.  In addition, PRB also provides gas gathering, processing and compression services on properties it operates and for third party producers.

This press release contains certain statements concerning expectations for the future that are forward-looking statements.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in the Company’s Form 10-K and other periodic reports filed with or furnished to the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company Contacts:	or	Investor Relations Counsel
PRB Energy, Inc.		The Equity Group Inc.
Robert W. Wright, Chairman and CEO		Linda Latman (212) 836-9609
(303) 308-1330		Lena Cati (212) 836-9611
info@prbenergy.com		www.theequitygroup.com